                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) of the Securities
                              Exchange Act of 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                                                          MALIBU

NOTICE OF
1998 ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT

MALIBU ENTERTAINMENT WORLDWIDE, INC.
717 NORTH HARWOOD, SUITE 1650
DALLAS, TEXAS 75201

                               TABLE OF CONTENTS

Questions and Answers.......................................    1
1998 Proposals to be Voted Upon.............................    2
Board of Directors..........................................    3
  Nominees for Election.....................................    3
  Director Committees and Meetings..........................    5
  Director Compensation.....................................    6
Executive Officers..........................................    6
Security Ownership Information..............................    6
  MEI Holdings Ownership of Shares..........................    6
  Management and Board Ownership of Shares..................    6
Compensation of Executive Officers..........................    7
  Report of the Compensation Committee on Executive
     Compensation...........................................    7
  Summary Executive Compensation............................    8
  Common Stock Options and Share Purchase Agreements........    8
Other Matters...............................................    9
  Certain Relationships and Related Transactions............    9
  Stock Performance Graph...................................   11
  Section 16(a) Beneficial Ownership Reporting Compliance...   11
  Cumulative Voting.........................................   11
  Certain Forward Looking Statements........................   11
  Additional Information....................................   12

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
                         ANNUAL MEETING OF SHAREHOLDERS

                             QUESTIONS AND ANSWERS

WHEN AND WHERE IS THE MEETING?

     The annual meeting of shareholders of Malibu Entertainment Worldwide, Inc. will be held at the Harvey Hotel, Dallas-Fort Worth International Airport, Dallas, Texas, on Wednesday, June 17, 1998, at 10:30 a.m. local time.

WHO CAN VOTE?

     Record holders of Malibu Common Stock as of the close of business on April 29, 1998 are entitled to vote at the meeting. On that date, 48,376,773 shares of Malibu Common Stock were outstanding and each share is entitled to one vote.

WHAT IS BEING VOTED ON?

     - Election of nine Directors for terms ending in the year 1999.

     - Any other business properly brought before the meeting.

     The Directors do not know of any other matters that are to be presented at the meeting. If any other matter requiring a vote properly comes before the meeting, the holders of the proxies will vote your shares on that matter, as well.

HOW DO I VOTE?

     Mark, sign and date your proxy card and return it to the Company. A postage-paid envelope is provided. If you do not indicate your voting preferences on your proxy card, your shares will be voted in favor of the two proposals.

MAY I CHANGE MY VOTE?

     You may revoke your proxy in any one of the following three ways:

     (1) by sending a written notice to the Secretary of the Company stating that you want to revoke your proxy;

     (2) by submitting a properly signed proxy with a later date; or

     (3) by voting in person at the annual meeting.

WHO IS SOLICITING PROXIES?

     The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies in the enclosed form and will pay such firm a customary fee plus reasonable expenses for so acting (estimated at $3,500 in the aggregate). The cost of solicitation of proxies will be borne by the Company. It is expected that solicitation of proxies will be primarily by mail. In addition, proxies may be solicited by the Company's Directors, officers and employees (without additional compensation) by personal interview, by telephone or otherwise. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward the solicitation material to the beneficial owners of Malibu Common Stock held of record by such persons. The Company may, upon request, reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

ARE DISSENTER'S RIGHTS OR APPRAISAL RIGHTS AVAILABLE TO SHAREHOLDERS?

     The shareholders of the Company have no dissenter's or appraisal rights under Article 13 of the Georgia Business Corporation Code or under the Company's Articles of Incorporation with respect to the items set forth in this Proxy Statement.

WHAT IS THE EFFECT OF ABSTENTIONS AND BROKER NON-VOTES?

     Abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained as to the proposals and therefore will have no effect on the outcome of the vote on any matter being considered at the Annual Meeting that requires the affirmative vote of a majority of votes cast at the Annual Meeting by shares of Malibu Common Stock entitled to vote (a "Plurality Vote").

HOW DOES THE COMPANY'S LARGEST SHAREHOLDER INTEND TO VOTE ITS SHARES?

     MEI Holdings, L.P., the Company's largest shareholder ("MEI Holdings"), has informed the Company that it intends to vote its shares (which represent 81.4% of the Company's outstanding Common Stock) in favor of each of the nominees and the ratification of appointment of the independent auditors.

WHEN ARE 1999 SHAREHOLDER PROPOSALS DUE?

     In order to be considered for action at the 1999 annual meeting, shareholder proposals must be received by February 17, 1999. The proposals must be submitted in writing and sent to the Secretary of the Company at Malibu Entertainment Worldwide, Inc., 717 North Harwood, Suite 1650, Dallas, Texas 75201.

WHEN IS THIS PROXY STATEMENT BEING MAILED TO SHAREHOLDERS?

     This Proxy Statement is being mailed to Shareholders on or about May 15, 1998.

                        1998 PROPOSALS TO BE VOTED UPON

ELECTION OF DIRECTORS

     Nominees for election this year are Daniel A. Decker, Julia E. Demerau, L. Scott Demerau, Richard M. FitzPatrick, James T. Hands, William M. Kearns, Jr., Steven D. Scheetz, Bert W. Wasserman and Robert A. Whitman. (See pages three through five for biographical information on the nominees.) Each of the nominees currently serves as a Director and has agreed to stand for re-election.

     Your Board recommends a vote FOR these nominees. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies may be voted for the substitute.

     In order for each nominee to be elected, he or she must receive approval by a Plurality Vote. Shares represented by proxy will be voted for the nominees unless you specify otherwise on your proxy card.

                               BOARD OF DIRECTORS

     The number of Directors has been fixed at nine by the Board and there are currently nine Directors. The following is biographical information on the nine nominees for election, each of whom is currently a Director.

NOMINEES FOR ELECTION
--------------------------------------------------------------------------------

Robert A. Whitman
Age: 44

Recent Business Experience:      Mr. Whitman has been the Chairman of the Board
                                 of the Company since August 1996, Chief
                                 Executive Officer of the Company since November
                                 1996, and President and Co-Chief Executive
                                 Officer of Hampstead Group, L.L.C.
                                 ("Hampstead") since 1991. Hampstead is an investment firm which formed MEI Holdings.

Other Directorships:             Mr. Whitman is a director of Covey Leadership
                                 Center, served as a director of Wyndham Hotel
                                 Corporation ("Wyndham"), a New York Stock
                                 Exchange ("NYSE") listed owner/operator of
                                 hotels until the sale of Wyndham to Patriot
                                 American Hospitality, Inc. earlier this year
                                 and served as Chairman of the Board of Forum
                                 Group, Inc., a NASDAQ-traded operator of
                                 retirement communities from 1993 until the sale
                                 of that company to Mariott International, Inc.
                                 in 1996.
--------------------------------------------------------------------------------

Daniel A. Decker
Age: 44

Recent Business Experience:      Mr. Decker has been a member of the Board since
                                 August 1996 and an Executive Vice President of
                                 Hampstead since 1990.

Other Directorships:             Mr. Decker served as a director of Wyndham
                                 until the sale of Wyndham earlier this year.
--------------------------------------------------------------------------------

Julia E. Demerau

Age: 39

Recent Business Experience:      Ms. Demerau was a founder of the Company and
                                 has been a member of the Board since 1991. She
                                 served as Executive Vice President from the
                                 Company's inception in 1991 until November
                                 1996, and served in similar capacities with the
                                 Company's predecessors since 1986.
--------------------------------------------------------------------------------

L. Scott Demerau

Age: 36

Recent Business Experience:      Mr. Demerau was a founder of the Company and
                                 was the Chief Executive Officer and President of the Company from its inception in 1991 until November 1996 and served as the Chairman of the Board from 1991 to August 1996. He served in similar capacities with the Company's predecessors since 1986. L. Scott Demerau and
                                 Julia E. Demerau are husband and wife.

--------------------------------------------------------------------------------

James T. Hands

Age: 37

Recent Business Experience:      Mr. Hands has been a member of the Board since
                                 1996 and has been a Vice President of Hampstead
                                 since 1993. Prior to 1993, Mr. Hands was a
                                 consultant employed by Kenneth Leventhal & Co.
--------------------------------------------------------------------------------

Richard M. FitzPatrick

Age: 44

Recent Business Experience:      Mr. FitzPatrick has been a member of the Board
                                 since August 1996 and has been the Chief
                                 Financial Officer of Hampstead since 1989. He
                                 has served as Chief Financial Officer of the
                                 Company since November 1996.
--------------------------------------------------------------------------------

William M. Kearns, Jr.

Age: 62

Recent Business Experience:      Mr. Kearns has been a member of the Board since
                                 January 1995. Since 1994, Mr. Kearns has served as President of W.M. Kearns & Co., Inc., a private investment company. From 1992 to 1994, Mr. Kearns served as an advisory director for Lehman Brothers. From 1969 to 1992, Mr. Kearns served as managing director, Corporate Finance for Lehman Brothers and its predecessor firms.
                                 Mr. Kearns also serves as a Senior Consultant to Furman Selz L.L.C., is a trustee of EQ
                                 Advisors Trust (Equitable Life Assurance
                                 Society of the U.S.) and is a member of the Executive Advisory Board of the William E.
                                 Simon School of Business of the University of Rochester.

Other Directorships:             The Kuhlman Corporation and Selective Insurance
                                 Group, Inc., as well as a number of private and
                                 venture-backed companies.
--------------------------------------------------------------------------------

Steven D. Scheetz

Age: 30

Recent Business Experience:      Mr. Scheetz has been a member of the Board
                                 since 1997. Since 1992, Mr. Scheetz has been a member of the mergers and acquisitions team at Hampstead and is responsible for the financial underwriting and valuation efforts of Hampstead and its investments. Prior to joining
                                 Hampstead, Mr. Scheetz was an officer of Belcore & Associate, Inc., a regional real estate investment and management firm.
                                 Previously, Mr. Scheetz served as a senior financial analyst to Walden Residential
                                 Properties, Inc. (NYSE: WDN) a
                                 self-administered, self-managed Real Estate
                                 Investment Trust which owns 76 garden apartment properties.

--------------------------------------------------------------------------------

Bert W. Wasserman

Age: 65

Recent Business Experience:      Mr. Wasserman has been a member of the Board
                                 since January 1995. Mr. Wasserman served as
                                 Executive Vice President and Chief Financial
                                 Officer from 1990 to 1994 and as a director from 1990 to 1993 of Time Warner Inc. From 1981 to 1991, Mr. Wasserman served as a member of the Office of the President and Board of Directors of Warner Communications, Inc. Mr.
                                 Wasserman served as a member of the National
                                 Advisory Board of Chemical Bank until March
                                 1996.

Other Directorships:             Mr. Wasserman currently serves as a member of
                                 the Board of the Baruch College Trust Fund, a
                                 director of various registered investment
                                 companies for which The Dreyfus Corporation
                                 acts as investment advisor, and a director of
                                 Winstar Communications, Inc. and Lillian Vernon
                                 Corporation.
--------------------------------------------------------------------------------

                        DIRECTOR COMMITTEES AND MEETINGS
--------------------------------------------------------------------------------

AUDIT COMMITTEE

Members:                         Bert W. Wasserman (Chairman), Richard M.
                                 FitzPatrick and William M. Kearns, Jr.

Principal Responsibilities:      - review the selection of the Company's
                                   independent auditors

                                 - review the audits conducted by both the
                                   independent and internal auditors

                                 - review the Company's internal accounting
                                   controls and practices

                                 - review the Company's financial statements as
                                   certified by the independent auditors

Number of 1997 Meetings:         Two
--------------------------------------------------------------------------------

COMPENSATION COMMITTEE

Members:                         Daniel A. Decker (Chairman), William M. Kearns,
                                 Jr. and Bert W. Wasserman

Principal Responsibilities:      - determine the compensation of all of the
                                   Company's executive officers

                                 - oversee base pay or salary, annual
                                   performance bonus and long-term compensation of the Company's executive officers

Number of 1997 Meetings:         Two

--------------------------------------------------------------------------------

     The Company does not have a Nominating Committee.
--------------------------------------------------------------------------------

     Your Directors met four times during 1997. Each Director attended 75 percent or more of the total number of meetings of Directors and meeting of committees on which he or she served.

                             DIRECTOR COMPENSATION

     For their service as such, the Directors, other than Mr. Demerau and Ms. Demerau, are paid the following:

     - a fee of $25,000 per year, payable quarterly plus;

     - fees of $1,000 for each special meeting attended in person;

     - fees of $750 for each telephonic special meeting attended; and

     - an annual fee of $5,000 for serving on a Board Committee, plus

     - fees of $750 for each special committee meeting attended in person; and

     - fees of $500 for each telephonic special meeting attended.

     Each of Robert A. Whitman, Richard M. FitzPatrick, Daniel A. Decker, James
T. Hands and Steven D. Scheetz has waived his rights to such fees for 1996, 1997 and 1998 and does not presently expect to accept such fees thereafter (although they would qualify therefor).

     Julia E. Demerau and the Company have agreed that she will serve as a part-time consultant to assist the Company with any tasks that are consistent with her business experience in exchange for $30,000 per year through December 31, 1998.

                               EXECUTIVE OFFICERS

     For biographical information about the Company's executive officers, see the biographies of Robert A. Whitman and Richard M. FitzPatrick under "Board of Directors."

                         SECURITY OWNERSHIP INFORMATION

MEI HOLDINGS OWNERSHIP OF SHARES

     As of April 27, 1998, MEI Holdings, the principal offices of which are located at 4200 Texas Commerce Tower, Dallas, Texas 75201, beneficially owned the following shares of the Company:

                                                                        % OF
                                                           NUMBER      COMPANY
                    TITLE OF CLASS                       OF SHARES     SHARES
                    --------------                       ----------    -------
Common Shares..........................................  39,323,513     81.4%

     MEI Holdings may be entitled to the issuance of additional shares of Common Stock under post-closing adjustment provisions and other terms of the Recapitalization Agreement, dated as of June 5, 1996, as amended and restated, between MEI Holdings and the Company, the Warrant issued by the Company to MEI Holdings in connection therewith and certain convertible notes issuable upon conversion by MEI Holdings of existing promissory notes of the Company.

MANAGEMENT AND BOARD OWNERSHIP OF SHARES

     The following table shows beneficial ownership information of Common Shares as of the close of business on April 27, 1998 by each Director and Executive Officer of the Company. Unless otherwise stated below, the address of each director or executive officer is the principal offices of the Company located at 717 North Harwood, Suite 1650, Dallas, Texas 75201.

                                                                 NUMBER OF SHARES OF
                                                                 MALIBU COMMON STOCK
                                                                ----------------------
                                                                   SHARES        % OF
                                                                BENEFICIALLY    COMMON
                            NAME                                  OWNED(A)      SHARES
                            ----                                ------------    ------
Daniel A. Decker** (b)......................................            --        --
L. Scott Demerau **(c)......................................     1,008,020       2.1%
Julia E. Demerau** (d)......................................       544,495         *
Richard M. FitzPatrick**(b).................................            --        --
James T. Hands** (b)........................................            --        --
William M. Kearns, Jr.**(e).................................       125,000         *
Bert W. Wasserman**(e)......................................       100,000         *
Robert A. Whitman**(b)......................................            --        --
Steven D. Scheetz **(b)
All Directors and Executive Officers as a Group (9 persons)
  (b).......................................................     1,592,515       3.3%

---------------

**   Director of the Company and a nominee for Director of the Company

*    Less than one percent

(a) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all Common Shares beneficially owned by them. Under the rules of the Commission, a person is deemed to be a "beneficial" owner of securities if he or she has or shares the power to vote or direct the voting of such securities or the power to dispose of or direct the disposition of such securities. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

(b) Excludes securities beneficially owned by MEI Holdings. See MEI Holdings Ownership of Shares.

(c) Does not include 544,495 Common Shares held of record by Julia E. Demerau, Mr. Demerau's spouse, of which Mr. Demerau disclaims beneficial ownership. In February 1997, Mr. and Ms. Demerau borrowed $1.0 million from a financial institution. The loan is secured by a pledge of all of the 1.5 million shares owned by Mr. and Ms. Demerau. At the request of the lender, MEI Holdings has guaranteed such indebtedness.

(d) Does not include 1,008,020 Common Shares held of record by L. Scott Demerau, Ms. Demerau's spouse, of which Ms. Demerau disclaims beneficial ownership.

(e) Includes options to purchase 25,000 Common Shares which are exercisable within 60 days of the date of this statement.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Principles

     The Compensation Committee of the Board oversees three elements of executive compensation:

     - base pay or salary;

     - annual performance bonus; and

     - long-term compensation including:

        - management incentive plan for key employees; and

        - Mountasia 1993 incentive stock option plan.

     The Compensation Committee of the Board seeks to provide a competitive compensation package that enables the Company:

     - to attract and retain key executives;

     - to integrate pay programs with the business objectives of the Company;

     - to reward executive officers for the achievement of short-term operating goals and for the long-term shareholder value of the Company; and

     - to link individual executive compensation with the Company's overall performance.

  Factors Considered in Determining Compensation

     The Committee targets salaries for its officers (other than Messrs. Whitman and FitzPatrick) that are competitive with related industry companies of similar size, taking into account the experience of individual officers.

     Generally, the Committee attempts to fix base salaries at lower levels to emphasize result-oriented factors reflected in a bonus potential and the value of stock options. The Committee periodically reviews salaries and pay ranges for its executives, and salaries are increased based on the Committee's evaluation of an individual's performance and their contribution to the goals of the Company.

     Robert A. Whitman, the Chairman and Chief Executive Officer of the Company, and Richard M. FitzPatrick, the Chief Financial Officer of the Company, are employees of Hampstead and are serving in these roles on an interim basis. The Company is engaged in a search for permanent executive officers to replace these persons and expects to enter into such compensation arrangements as the Committee determines to be appropriate in connection with hiring them.

     To aid in aligning the interests of management with shareholder interests, the Company sold 2.1 million shares to a total of 19 employees in 1996 and 200,000 shares to one employee in 1997 under the arrangements described below under "Executive Compensation -- Common Stock Options and Share Purchase Agreements" and the Committee expects to recommend the issuance of additional shares under such arrangements in appropriate circumstances in the future.

COMPENSATION COMMITTEE
Daniel A. Decker, Chairman
William M. Kearns, Jr.
Bert W. Wasserman

SUMMARY EXECUTIVE COMPENSATION

     There are currently no executive officers of the Company whose salary and bonus exceeds $100,000. Robert A. Whitman, currently the Chairman and Chief Executive Officer of the Company, did not receive any compensation for those services during 1996 and 1997 and has agreed not to accept any compensation for the continuation of those services through June 30, 1998. As of the date of this Proxy Statement there is no agreement as to any compensation to be paid to Mr. Whitman for the continuation of his current services to the Company. However, this may be revisited at a later date. Richard M. FitzPatrick and James T. Hands, both of whom are employed by Hampstead, have devoted a substantial portion of their time to Company business since mid-1996. The Company paid Hampstead $179,070 to reimburse it for salaries and other costs of Messrs. FitzPatrick and Hands during 1996 and $468,445 in 1997. These payments to Hampstead were approved by Directors not affiliated with MEI Holdings.

COMMON STOCK OPTIONS AND SHARE PURCHASE AGREEMENTS

     Employee Stock Option Plan. In September 1993, the Company adopted the Mountasia 1993 Incentive Stock Option Plan (the "Plan"). The Plan was amended in 1995 and provides for the issuance of options covering up to 1,250,000 Common Shares. Options may be granted under the Plan to employees, officers and directors of, and consultants and advisors to the Company. All options are issued at fair market value at the date of grant; thus no compensation expense has been recorded during the years ended December 31, 1997 and 1996. The options expire four to five years from the date of grant. No options have been issued under this Plan since 1995.

     As of December 31, 1997, no executive officer of the Company has any outstanding options to purchase the Company's Common Stock and, during the year ended December 31, 1997, no executive officer of the Company received a grant of stock options or exercised any stock options.

     Nonemployee Director Stock Option Plan. In September 1993, the Company adopted the 1993 Nonemployee Director Stock Option Plan (the "Director Plan") which was amended during 1995 and for which 250,000 Common Shares are reserved for issuance. The Director Plan provides for the grant of nonqualified stock options to purchase Common Shares to directors who are not employees of the Company. All options are issued at fair market value at the date of grant and vest immediately. Each of Robert A. Whitman, Richard M. FitzPatrick, Daniel A. Decker, James T. Hands and Steven D. Scheetz has waived his rights to such options for 1996, 1997 and 1998 and does not presently expect to accept such options thereafter (although they would qualify therefor). Mr. and Ms. Demerau have waived their rights to options under the Director Plan for 1997 and 1998 and each year thereafter.

     Management Incentive Plan. Key employees, as determined by the Compensation Committee are eligible to participate. In connection with the Company's 1996 recapitalization, 19 employees purchased 2.1 million shares of Common Stock in exchange for an aggregate note receivable of $5,568,266. During 1997, the Company issued an additional 200,000 shares to 1 employee. Initially, all shares so issued ("Management Shares") are restricted so that they are not subject to alienation or transfer by the participant and are subject to the Company's repurchase option. The Management Shares "vest", thereby becoming unrestricted shares, at a rate of 1/48th per month, so long as the participant remains in continuous full-time employment of the Company. The Company maintains repurchase options for shares not yet vested, in the event that the participant's employment with the Company is terminated within five years of the acquisition of the Management Shares.

     To finance the purchase of the Management Shares, the Company made available to each participant a five year recourse loan bearing interest initially at 7.0% per annum and escalating to 8.5% per annum secured by the Common Shares acquired thereby. If a participant's employment with the Company is terminated within five years of the acquisition of such shares, or if the participant otherwise defaults on the loan, then the entire balance due under such participant's financing becomes due and payable.

     To secure payment of the loan, each participant entered into a pledge agreement with the Company pursuant to which all of the Management Shares acquired by the participants have been pledged to the Company. The Management Shares will be released from pledge upon payment in full of the entire amount due under the loan.

                                 OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Acquisition of Shares by MEI Holdings. In 1997, MEI Holdings, closed on a Tender Offer for any and all outstanding Common Shares it did not own at $3.50 per share and for any and all of the Company's 9% Debentures and 9.1% Debentures at par plus accrued and unpaid interest for the purchased debentures. Pursuant to the Tender Offer, MEI Holdings acquired 7,802,435 Common Shares, $4,249,000 aggregate principal amount of 9% Debentures and $11,422,322 aggregate principal amount of 9.1% Debentures. The debentures purchased by MEI Holdings have been converted into 4,477,521 Common Shares.

     MEI Holdings Promissory Notes. During 1997, the Company borrowed funds from MEI Holdings on terms which management believed to be comparable to terms obtainable from third parties. The outstanding balance of such indebtedness was $48.3 million as of December 31, 1997. The Notes are each convertible at MEI Holdings' option into subordinated notes that are convertible into Common Stock.

     Reimbursement of MEI Holdings. During 1997, the Company paid loan costs of $685,000 to MEI Holdings in connection with one of the promissory notes. Additionally, the Company reimburses MEI Holdings for certain costs incurred by MEI Holdings for the benefit of the Company. The total amount charged to the Company for overhead costs was $558,321 (including $468,445 for Messrs. Hands' and FitzPatrick's salaries and other costs) for the year ended December 31, 1997.

     Scott and Julia Demerau Separation Agreement. In December 1997, in connection with the relocation of its headquarters from Atlanta to Dallas, the Company entered into a Separation Agreement (the "Separation Agreement") with L. Scott Demerau and Julia Demerau, each of whom is a Director and former executive officer of the Company. The Separation Agreement provides for the termination of Mr. Demerau's employment with the Company and for payments to Mr. Demerau of $262,500 in each of 1997 and the following three years. Each payment will be increased by an inflation adjustment. The Separation Agreement also provides for payment to Ms. Demerau of $30,000 in each of 1997 and 1998. Ms. Demerau will continue to serve as a part-time consultant to the Company consistent with her past business dealings with the Company through December 31, 1998. Additionally, the Separation Agreement provides for a $50,000 payment to Mr. and Mrs. Demerau jointly. The Agreement includes the Demerau's agreement not to compete with the Company, solicit the Company's employees or disclose proprietary information.

     Pursuant to the Agreement, the Company purchased from Mr. and Ms. Demerau 171,875 and 116,667, respectively (the "Repurchased Shares"), of the 750,000 and 225,000, shares of Common Stock issued in 1996 to Mr. Demerau and Ms. Demerau, respectively (the "Original Shares"), under the Share Purchase Agreements described above under "Executive Compensation -- Common Stock Options and Share Purchase Agreements." The Repurchased Shares were repurchased at Mr. and Ms. Demerau's original purchase price plus interest from the date of their purchase through the date of the Company's repurchase.

     In lieu of the restrictions on transfer and the Company repurchase option that were contained in the Share Purchase Agreements, the Separation Agreement gives the Company a right of first refusal at a maximum price of $9.50 per share and an option at $9.50 per share, to purchase the remaining Original Shares. (203,125 of the remaining Original Shares are not subject to the option or the maximum price limitation on the right of first refusal.)

     The purchase price paid to Mr. and Ms. Demerau for the Repurchased Shares was $457,617 and $310,625, respectively. These amounts were offset against the amounts owed to the Company by Mr. and Ms. Demerau under Promissory Notes issued at the time the Original Shares were purchased from the Company. The Promissory Notes were amended and restated in connection with the Separation Agreement to provide, among other things, for the reduced face amounts (now $1,539,258 and $288,436, respectively) and to extend the maturity dates to November 1, 1999 and November 17, 2000, respectively.

     The remaining Original Shares are not transferrable except to the Company or to a third party in connection with the Company's right of first refusal. The Separation Agreement provides that if either Mr. or Ms. Demerau reduces his or her current ownership of Common Stock by more than 20%, he or she will resign from the Board of Directors of the Company.

     Other Related Transactions. In May 1997, Malibu sold 11 family entertainment centers to Mountasia, Inc. ("MI"), an entity controlled by a person who had been a member of Malibu's Board of Directors until February, 1997. The purchase price for the 11 centers was $2.5 million, plus the assumption of Malibu's obligations under related leases and contracts, including ground leases applicable to six of the centers. Mr. and Ms. Demerau, each of whom is a Director and nominee for Director, and Mr. Demerau's mother together owned 42% of the common stock of MI until immediately prior to the sale, at which time all of such stock was purchased by MI for $121,000. Also prior to the sale, MI and its controlling person purchased the limited and general partnership interests of Mr. and Ms. Demerau and Mr. Demerau's mother in certain related limited partnerships for $489,000 and transferred the Malibu Common Stock held by such partnerships to MI. Out of the $610,000 total purchase price paid to the Demeraus in these transactions, $80,000 was paid by MI during 1997 and $530,000 is payable over 10 years. The $610,000 total purchase price was approximately equal to the market value of the Malibu Common Stock owned by MI and such limited partnerships, respectively, multiplied by the Demeraus' equity interest in MI and such limited partnerships, respectively. Prior to MI's purchase of the 11 centers, Malibu Common Stock was the principal asset of MI and the limited partnerships. In connection with the foregoing transactions, the Demeraus were released from liabilities arising out of the general and limited partnerships purchased purchased by MI and its controlling person.

STOCK PERFORMANCE GRAPH

     The chart below compares the five-year cumulative total return on Malibu Common Stock with that of the S&P 500 Index and a peer industry group. This graph assumes $100 was invested on December 31, 1993 in each of Malibu Common, the S&P 500 companies and a peer group of companies represented by the Entertainment Industry Segment. Cumulative total return assumes the reinvestment of dividends.

        Measurement Period            Malibu Entmt
      (Fiscal Year Covered)          Worldwide Inc.    Entertainment-500    S&P 500 Index
3-Nov-93                                          100                100                100
Sep-94                                         134.38              92.61             102.29
Sep-95                                         103.12             122.41             132.71
Dec-96                                          42.19             123.28             173.00
Dec-97                                          39.84             179.88             230.72

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, Directors and beneficial owners of the Company's equity securities ("insiders") file various reports of transactions effected in Malibu Common Stock with the Securities and Exchange Commission. Each Director of the Company during 1997, filed on a timely basis required forms under Section 16(a) relating to transactions in Malibu Common Stock except for Mr. Demerau with respect to the sale of Common Stock to the Company and for Messrs. Kearns and Wasserman with respect to option awards. The required filings have since been made.

CUMULATIVE VOTING

     Shareholders do not have a right to cumulate their votes for directors.

CERTAIN FORWARD LOOKING STATEMENTS

     This Proxy Statement (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this Proxy Statement, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as the relate to the Company or its management, identify forward looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the operations and results of operations of the

Company and the success of the Company's business plan; including as a result of the availability, terms and cost of capital resources; competitive factors and pricing pressures; general economic conditions; the failure of market demand for the types of entertainment opportunities the Company provides or plans to provide in the future and for family entertainment in general to be commensurate with management's expectations or past experience; impact of present and future laws; ongoing need for capital improvements; changes in operating expenses; adverse changes in governmental rules or policies; changes in demographics and other factors. Should one or more of these assumptions prove incorrect, actual results for outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Accordingly, shareholders are cautioned not to place undue reliance on such forward-looking statements.

ADDITIONAL INFORMATION

     The Company's Annual report on Form 10-K for the year ended December 31, 1997 as filed with the Commission (File No. 001-11709) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting will be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file with the Commission periodic reports and other information relating to its business, financial condition and other matters. The Company is required to disclose in such reports certain information, as of particular dates, concerning the Company's operating results and financial condition, its officers and directors, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters. These reports and other informational filings required by the Exchange Act should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60611 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the Company may also be obtained at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

     A copy of the Company's 1997 Form 10-K Annual Report is being distributed to the shareholders together with this Proxy Statement.

     Copies of the documents by reference in this Proxy Statement which are not presented herein or delivered herewith (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein) are available, without charge, to any person, including any beneficial owner of capital stock of the Company, to whom this Proxy Statement is delivered upon written or oral request to Malibu Entertainment Worldwide, Inc., 717 North Harwood, Suite 1650, Dallas, Texas 75201, Attention: Secretary (telephone number (214) 210-8701). In order to ensure delivery of the documents prior to the Annual Meeting, requests should be received by May 22, 1998.

April 30, 1998


                                                                                          PROXY

      MALIBU ENTERTAINMENT WORLDWIDE, INC.                        This Proxy is Solicited on Behalf of the Board of Directors.
        717 North Harwood, Suite 1650                             The undersigned, having received the Notice of Annual
           Dallas, Texas 75201                                    Meeting of Shareholders and the Proxy Statement hereby
                                                                  appoints Robert A. Whitman, Daniel A. Decker and William M.
        ANNUAL MEETING OF SHAREHOLDERS                            Kearns, Jr. and each of them jointly and severally and with
               JUNE 17, 1998                                      full power of substitution and resubstitution, as proxies of the undersigned, to represent and to vote as designated
                                                                  below and in accordance with their judgment all of the
                                                                  shares of Common Stock of MALIBU ENTERTAINMENT WORLDWIDE,
                                                                  INC. ("MALIBU") held of record by the undersigned on April
--------------------------------------------------------          29, 1998, at the Annual Meeting of Shareholders to be held on June 17, 1998 and at any adjournment or postponement
                                                                  thereof.

The Malibu Board of Directors recommends a vote FOR the election of the nine nominees for director named below.

1.  ELECTION OF DIRECTORS
      [ ]  FOR ALL nominees listed below      [ ]  FOR SOME of the nominees listed       [ ]  WITHHOLD AUTHORITY
                                                   below (See INSTRUCTION)                    to vote for all nominees listed below

      Robert A. Whitman, Daniel A. Decker, Julia E. Demerau, L. Scott Demerau, Richard M. FitzPatrick, James T. Hands,
William M. Kearns, Jr., Steven D. Scheetz and Bert W. Wasserman.

      INSTRUCTION: To withhold authority to vote on any individual nominee, write that nominee's name in the space provided below.

                      This proxy will be voted for all nominees listed above except:

     ---------------------------------------------------------------------------------------------------------
               If not otherwise marked, this Proxy will be voted for the election of all nominees.


2.    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.


Signature
          ------------------------------

Signature
          ------------------------------
If Held Jointly

Dated
      ----------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE

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